                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                      ALLIED HEALTHCARE INTERNATIONAL INC.

               (Under Section 805 of the Business Corporation Law)

         ALLIED HEALTHCARE INTERNATIONAL INC., a New York corporation (the
"Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is "Allied Healthcare International
Inc."

         The name under which the Corporation was formed is United States Home
Health Care Corp.

         SECOND: The date that the Corporation's certificate of incorporation was filed with the Department of State is November 30, 1981.

         THIRD: The amendments of the certificate of incorporation of the
Corporation effected by this certificate of amendment is to increase the number of authorized shares of Common Stock that the Corporation is authorized to issue from 62 million shares to 80 million shares and to increase the authorized shares of capital stock of the Corporation from 72 million shares to 90 million shares

         FOURTH: The first paragraph of Article FOURTH of the certificate of incorporation, relating to the aggregate number of shares that the Corporation shall have the authority to issue, is hereby amended to read as follows:

           FOURTH: The aggregate number of shares of all classes that the
           Corporation shall have the authority to issue is 90 million shares, divided into two classes, of which 80 million shares shall be designated Common Stock, with a par value of $.01 per share, and 10 million shares shall be designated Preferred Stock, with a par value of $.01 per share.

         FIFTH: The foregoing amendments to the certificate of incorporation of the Corporation were authorized by the consent in writing of all of the members of the board of directors of the Corporation followed by the approval of the holders of a majority of all of the outstanding shares of the Corporation entitled to vote thereon at a meeting of the shareholders of the Corporation.

         [The remainder of this page has intentionally been left blank.]

         IN WITNESS WHEREOF, Allied Healthcare International Inc. has caused this certificate of amendment to be signed by a duly authorized officer as of this 9th day of September 2004.

                                            ALLIED HEALTHCARE INTERNATIONAL INC.

                                            By:  /s/ Charles Murphy
                                                --------------------------------
                                                Name: Charles Murphy
                                                Title: Chief Executive Officer